FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 17, 1996


  COBRA ELECTRONICS ANNOUNCES NEW TECHNOLOGY TO SIGNIFICANTLY
         IMPROVE THE SOUND QUALITY OF ITS CB RADIOS

Chicago, IL, December 17, 1996 -- Cobra Electronics Corporation
(Nasdaq: COBR) today announced that it has developed proprietary technology to significantly improve the sound quality of the company's citizen band ("CB") radios.

"We're very excited about this new technology," said Jerry Kalov, president and chief executive officer. "Our extensive consumer research has shown that the most requested improvement that CB users and, even non-users, want in a CB radio is less static and clearer sound. In response, we've developed this new breakthrough technology, which will dramatically improve the sound quality of our CBs and, we expect, fuel growth in the entire category."

Kalov noted that Cobra Electronics has long been the leader in the CB market by introducing quality products with technology that
enhances value and responds to consumer needs.   "We were the
first CB marketer to put a National Weather Service receiver into our CBs so drivers can get the latest weather forecasts. Later, we enhanced this feature by adding an alert that automatically warns drivers -- whether the radio is on or off -- when the National Weather Service is about to issue a severe weather or other advisory. This new sound-enhancement feature is another Cobra innovation and one which we expect will accelerate the replacement of older CB models and bring new users into the category. The net result will be an excellent opportunity for the company to further expand its CB business."

The company has applied for a patent on this technology, and it will be incorporated into selected Cobra CB models in early 1997.
This technology will be introduced to the industry at the January
1997 Consumer Electronics Show.

"One of Cobra's strengths is being able to develop proprietary technologies that give the company a unique marketing profile in the markets in which it competes," added Kalov. "In cordless telephones, it's our patented Intenna technology, which eliminates the need for bothersome handset and base antennas. In radar/laser detectors, it's our patented Safety Alert technology, which utilizes our patented, FCC-approved Safety Alert transmitter to improve highway safety by warning motorists of various road hazards. And, today, in CBs, it's our new sound-enhancement technology, which will redefine the standard for CB sound quality."

Recently, the company released its results for the third quarter of 1996. For the third quarter ended September 30, 1996, the company reported net income of $410,000, or $.07 per share, compared to net income of $104,000, or $.02 per share, for the third quarter of 1995. Sales for the third quarter of 1996 were $25,388,000, up 3.6 percent from the $24,513,000 for the prior year's quarter. For the nine months ended September 30, 1996, the company reported net income of $111,000, or $.02 per share, compared with a net loss of $395,000, or $.06 per share, for the year earlier period. Sales for the first nine months of 1996 were $66,055,000 compared to $66,600,000 for the first nine months of 1995.

Cobra Electronics Corporation, headquartered in Chicago, designs and markets CB radios, telecommunications products, integrated radar/laser detection systems incorporating the Safety Alert feature, and Safety Alert receivers for consumers worldwide; as well as Safety Alert transmitters for the domestic emergency vehicle, road construction and public utility markets.

FOR MORE INFORMATION ON COBRA ELECTRONICS CORPORATION,
SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE TICKER SYMBOL COBR OR
COMPANY CODE 052.

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